UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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☒	Definitive Proxy Statement
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NANOPHASE TECHNOLOGIES CORPORATION

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SUPPLEMENT TO PROXY STATEMENT OF
NANOPHASE TECHNOLOGIES CORPORATION

November 14, 2019

This supplement (this “Supplement”) is being filed today with the Securities and Exchange Commission (the “SEC”) and contains important information that supplements and amends the definitive proxy statement, dated October 18, 2019 (the “Original Proxy Statement”), of Nanophase Technologies Corporation (“we” or the “Company”), which was filed with the SEC on October 17, 2017 and disseminated to our stockholders on or about October 18, 2019 in connection with our 2019 annual meeting of stockholders (the “Annual Meeting”), including any adjournment or postponement thereof. We refer to the Original Proxy Statement and this supplement thereto and amendment thereof collectively as the “Proxy Statement.” The Annual Meeting is scheduled to be held at our corporate headquarters, 1319 Marquette Drive, Romeoville, Illinois, on Tuesday, November 19, 2019 at 8:30 a.m., Central time.  The Proxy Statement contains important information regarding the Annual Meeting, and this supplement should be read in conjunction with the Original Proxy Statement in its entirety.

The purpose of this Supplement is to inform our stockholders of events, subsequent to the date of the Original Proxy Statement, which may be relevant to our stockholders’ consideration of Proposal 4 in the Original Proxy Statement—adoption of an amendment to the Company’s certificate of incorporation to authorize additional shares of common stock (the “Certificate Amendment”). In Proposal 4 of the Original Proxy Statement, under the caption ‘Purpose of the Proposed Amendment’, we reported that, except as described in Proposal 5 in the Original Proxy Statement—approval of the Company’s 2019 Equity Compensation Plan—the Company’s Board of Directors had no immediate or specific plans to issue the additional shares of common stock.

After the Original Proxy Statement was filed with the SEC and disseminated to our stockholders, the Company received an unsolicited proposal from Bradford T. Whitmore, who together with his daughter and his affiliates Grace Brothers, Ltd. and Grace Investments, Ltd. owns approximately 53.0% of the outstanding shares of the Company’s common stock. Through his affiliate Beachcorp, LLC, Mr. Whitmore is also a substantial lender to the Company under the Business Loan Agreement, dated November 16, 2018. Mr. Whitmore proposed to make a loan to the Company which would, after the adoption and filing of the Certificate Amendment, be convertible into additional shares of the Company’s common stock.

On November 13, 2019, we entered into a Securities Purchase Agreement (the “SPA”) with Mr. Whitmore pursuant to which he agreed to purchase a Convertible Note (see below) from the Company for $2,000,000 and otherwise including representations, warranties and covenants which are customary for similar transactions. The transactions contemplated by the SPA are expected to close on November 20, 2019.

Pursuant to the SPA, the Company has agreed to issue a 2% Secured Convertible Promissory Note in the original principal amount of $2,000,000 (the “Convertible Note”), the principal amount of which is payable to the order of Mr. Whitmore and his registered assigns and successors in a single payment on May 15, 2024 (the “Maturity Date”). The principal amount of the Convertible Note accrues interest at the rate of 2.0% per year, which interest is payable semi-annually on the 15th day of May and November, commencing on May 15, 2020. The principal amount and, at the holder’s option, accrued interest under the Convertible Note is convertible at the holder’s option into additional shares of the Company’s common stock in whole or in part and from time to time up to the Maturity Date at a conversion price of $0.20 per share. The obligations under the Convertible Note will be secured by a security interest in all of the Company’s personal property pursuant to a Commercial Security Agreement among Mr. Whitmore, the Company and Solésence, LLC, the Company’s sole subsidiary.

The SPA also amended the Common Stock Purchase Agreement, dated May 13, 2019, between the Company and Mr. Whitmore to add the shares of common stock issuable upon conversion of the Convertible Note to the registration rights granted therein. The Company did not engage an underwriter for this transaction, and no selling commission or other remuneration was paid in connection with this transaction. We expect to use the proceeds for working capital and general corporate purposes. The sale of the Convertible Note to Mr. Whitmore will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated under the Securities Act because Mr. Whitmore has a preexisting relationship with the Company as its largest stockholder, Mr. Whitmore represented to the Company that he has assets or income sufficient to qualify as an accredited investor, as defined under Regulation D, and the Company did not engage in any general solicitation or general advertising in offering such securities.

Pursuant to the SPA, the Company has agreed to reserve sufficient shares of the Company’s common stock for issuance upon conversion of the Convertible Note in whole or in part. Together, the shares of common stock to be reserved for issuance upon exercise of options under the 2019 Plan (see Proposal 5 in the Proxy Statement) and the shares of common stock to be reserved for issuance upon conversion of the Convertible Note will have reserved all of the shares of our common stock which are proposed to be newly authorized pursuant to the Certificate Amendment. If any of the principal amount or accrued interest under the Convertible Note is converted into additional shares of the Company’s common stock, the relative ownership of our existing stockholders will be diluted. Assuming the Convertible Note had been converted and the Certificate Amendment had been effective on November 14, 2019, the $2,000,000 principal amount of the Convertible Note would convert into 10,000,000 shares of the Company’s common stock. Based on the 38,136,792 shares of our common stock which were issued and outstanding as of November 14, 2019, such hypothetical conversion of the Convertible Note would have increased Mr. Whitmore’s direct and indirect beneficial ownership to approximately 62.7% of the Company’s common stock assuming that he directed that all of the shares issued upon such conversion should be issued to him personally and that no other issuances of common stock were to occur.

If Proposal 4 adopting the Certificate Amendment is not approved by our stockholders or if the Certificate Amendment is not effective by December 31, 2019 notwithstanding approval of Proposal 4, the Company is required to prepay the Convertible Note at 105% of the outstanding principal amount.

This Supplement and the information above does not affect the required vote on Proposal 4. To be approved, Proposal 4 must receive “For” votes from a majority of the shares of our common stock which were outstanding on the record date. As a result, abstentions and broker non-votes will have the same effect as a vote “Against” Proposal 4.

After considering the Convertible Note and the SPA and their effect on the Company and its stockholders, THE COMPANY’S BOARD OF DIRECTORS HAS AFFIRMED ITS RECOMMENDATION THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 55 MILLION SHARES.

No changes are being made to the proxy card; therefore, if you have already submitted a proxy card or otherwise provided voting instructions regarding Proposal 4, you do not need to complete an additional proxy card or otherwise submit new voting instructions unless you wish to change your voting instructions with respect to Proposal 4. If you have already submitted a completed proxy card or otherwise provided voting instructions but wish to change your voting instructions regarding Proposal 4, you may revoke your prior proxy card or change your voting instructions regarding Proposal 4 by following the instructions in the Original Proxy Statement and, for example, submitting a new properly executed proxy card or voting instruction form regarding Proposal 4 or submitting new proxy or voting instructions regarding Proposal 4 by telephone or via the Internet.

If you have not already submitted a proxy card or voting instructions regarding Proposal 4, please do so in accordance with the instructions in the Original Proxy Statement.